Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement on Form S-8 of Senesco Technologies, Inc of our report dated September 26, 2008, relating to our audit of the consolidated financial statements, which appear in the Annual Report on Form 10-K of Senesco Technologies Inc. for the year ended June 30, 2008

/s/ McGLADREY & PULLEN, LLP

McGLADREY & PULLEN, LLP

New York, New York

February 17, 2009